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                                                                Exhibit 8

                  [Letterhead of Mayer, Brown, Rowe & Maw LLP]

                               September 15, 2003

CNH Wholesale Receivables Inc.
100 South Saunders Road
Lake Forest, IL 60045


     Re:     CNH Wholesale Receivables Inc.
             Registration Statement on
             Form S-3 (Registration No. 333-107999)
             --------------------------------------

Ladies and Gentlemen:

     We have acted as special Federal tax counsel for CNH Wholesale Receivables Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the "Notes") with a proposed maximum aggregate offering price of $2,000,000,000 As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a Delaware statutory trust (the "Trust") to be formed by the Company pursuant to a Trust Agreement (the "Trust Agreement") between the Company and a trustee. For each series, the Notes will be issued pursuant to an Indenture (the "Indenture") and an Indenture Supplement (an "Indenture Supplement") between the Trust and an indenture trustee.

     In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Indenture (including the form of Notes included as exhibits thereto), the form of Indenture Supplement and the form of Trust Agreement (collectively, the "Operative Documents").

     Based on the foregoing and assuming that the Operative Documents with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm that, if we are acting as Federal Tax Counsel with respect to an issuance of Notes, the statements set forth in the Prospectus forming part of the Registration Statement under the captions "Summary of Terms -Tax Status" in the form of Prospectus Supplement (to the extent they relate to federal income tax consequences) and "U.S.

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FEDERAL INCOME TAX CONSEQUENCES" (as modified by the statements, if any, set forth under those same headings in the related Prospectus Supplement) accurately reflect our opinion.

     We know that we are referred to under the captions referred to above included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8 thereto.

                                     Very truly yours,

                                     /s/ Mayer, Brown, Rowe & Maw LLP

                                     MAYER, BROWN, ROWE & MAW LLP

WAL/PTG